                                                               EXHIBIT D-6


                         STATE OF MARYLAND
                    PUBLIC SERVICE COMMISSION


                         ORDER NO. 73776



IN THE MATTER OF THE APPLICATION OF     *         BEFORE THE
THE POTOMAC EDISON COMPANY DBA          *    PUBLIC SERVICE COMMISSION
ALLEGHENY POWER FOR AUTHORITY TO        *         OF MARYLAND
ISSUE UP TO $200 MILLION OF DEBT
SECURITIES

                                        *         CASE NO. 8775


          On October 7, 1997, The Potomac Edison Company dba

Allegheny Power ("PE") filed an application with the Commission for authority to issue up to $200 million of additional debt securities.  The debt will be in the form of first mortgage

bonds, secured or unsecured medium term notes, unsecured

debentures, pollution control or solid waste disposal revenue notes, or other debt securities in any combination, in one or more series (collectively, "debt securities").  The interest rate and the price to be paid to PE may be fixed or floating and will be determined at the time of issuance.  PE will not, without further order of the Commission, proceed to issue and sell the debt securities at interest rates greater than those identified in its application.  According to the Company, the issuance of these debt securities is necessary for the reimbursement of

moneys expended by PE within five years prior to the filing of this applications for (I) the acquisition of property, (ii) the construction, completion, extension and improvements of its

facilities, and (iii) the discharge or lawful refunding of its obligations.  Upon the sale of the debt, the proceeds will be used for general corporate purposes relating to PE's utility business.

          By memorandum dated October 27, 1997, the Commission's

Staff filed its comments.  While an immediate $200 million

issuance would increase PE's debt ratio to 53.1% from 46.2%.

Staff suggested that the Company will be capable of repaying the principal and interest associated with the debt securities[1].  In this regard, the Company has substantial net

                           STATE OF MARYLAND
                       PUBLIC SERVICE COMMISSION


income and assets and its times interest earned ratio was about

1.7 as of June 30, 1997.  Finally, staff noted that the Company's proposal would provide it with the flexibility to act quickly to capture favorable changes in market conditions.  According to Staff,

the proposed issuance is consistent with the public convenience and necessity and should, therefore, be authorized.


          Section 24(c) of The Public Service Commission Law[2]

requires a public service company to obtain authorization from the

Commission before issuing stocks, bonds and other

securities.  Section 65(a) of The Public Service Commission Law

also provides:

                       The Commission shall authorize the
          issuance by any public service company of stocks, bonds, securities, notes, or other evidences of indebtedness. if, and only if, it finds that such issuance is reasonably required for (i) the acquisition by the issuing company of property, or
          (ii) the construction, completion, extension or improvement of its facilities, or (iii) the discharge or lawful refunding of its obligations, or (iv) the maintenance or improvement of service, or (v) the reimbursement of moneys ...expended for any of the purposes enumerated in items (i) through
          (iii) of this subsection ....

          After considering this matter at the Administrative

Meeting of November 5, 1997, the Commission grants The Potomac

Edison Company's application to issue debt securities in an

aggregate amount not to exceed $200 million.  The record

indicates that the proceeds will be used to support the Company's utility operations; and that a continuous financing arrangement will minimize delays and provide flexibility during periods of substantial fluctuations in financial markets.  Accordingly, the

Commission finds that the proposed issuance is consistent with the public convenience and necessity and is reasonably required for one or more of the purposes enumerated in 65(a) of The Public

Service Commission Law.



          IT IS, THEREFORE, this 5th day of November in the year

Nineteen Hundred and Ninety-seven, by the Public Service

Commission of Maryland,

         ORDERED: (1) That The Potomac Edison Company dba
Allegheny Power is authorized to issue debt securities in an aggregate amount of not more than $200 million in accordance with its application.

                  (2) That The Potomac Edison Company dba
Allegheny Power shall use the proceeds from this issuance for the purposes stated in the application.

                  (3) That The Potomac Edison Company dba
Allegheny Power shall file reports as necessary to comply with COMAR 20.07.04.02C.


                             By Direction of the Commission,

                                /s/ Daniel P. Gahagan

                                   Daniel P. Gahagan
                                   Executive Secretary

                                       3